FIRST AMENDMENT TO THE PARTICIPATION AGREEMENT Midland National Life Insurance Company, an Iowa life insurance company (the "Company"), Principal Variable Contracts Funds, Inc., an open-end management investment company organized under the laws of the State of Maryland ("PVC"), Principal Funds Distributor, Inc., the principal underwriter for the shares of PVC and organized under the laws of the State of Washington (the "PFDI"), and Principal Shareholder Services, Inc., a transfer agent organized under the laws of the State of Washington, entered into a certain Participation Agreement dated April 21, 2021 (the "Participation Agreement"). This Amendment (the "Amendment") to the Participation Agreement is entered into as of __ May 1_, 2025, by and among the Company, on its own behalf and on behalf of each segregated asset account of the Company as set forth in Schedule A to the Participation Agreement, PVC, PFDI, and PSS (collectively, the "Parties"). RECITALS WHEREAS, the Parties wish to remove references to Class 3 shares and Schedule B in the Participation Agreement, change the Fund share classes listed in Schedule A to the Participation Agreement, and remove Schedule B to the Participation Agreement; NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the Participation Agreement as follows: 1. The preamble of the Participation Agreement is hereby amended by deleting "a life insurance company organized under the laws of the State of Delaware" and replacing it with "an Iowa life insurance company". 2. Section 2.3 of the Participation Agreement is hereby deleted and replaced with the following: The Company shall bear the costs of printing PVC's prospectus, profile (if any), statement of additional information, shareholder reports and other shareholder communications (including sales literature) which are to be distributed to, and the costs of distributing such materials to, owners of and applicants for Contracts for which PVC is serving or is to serve as an underlying investment vehicle. The Company shall bear the costs of distributing proxy materials ( or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws. 3. Section 2.15 of the Participation Agreement is hereby deleted in its entirety. 4. Section 3.12 of the Participation Agreement is hereby deleted in its entirety and replaced with the following language: With respect to its Class 2 shares, PVC has adopted a plan pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1 Plan") under which it makes payments to finance distribution expenses. PVC represents and warrants that a majority of its Directors are not interested persons of PVC, and its Rule 12b-1 Plan to finance distribution 1 Classification: Company Confidential expenses ofits Class 3 shares has been, and that any changes to the Rule 12b-1 Plan will be approved, in accordance with Rule 12b-1 under the 1940 Act. 5. Schedule A to the Participation Agreement is hereby deleted in its entirety and replaced with the attached Schedule A. 6. Schedule B to the Participation Agreement is deleted in its entirety. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK] IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written. Midland National Life Insurance Company By: __________ _ Name: Bill Lowe Title: President Principal Variable Contracts Funds, Inc. By: 'jllt:..C N John Suljva, J~or <.21 29,~ i 9:20 CDT) ame: JOnn .:,urnvan Title: Counsel and Assistant Secretary Principal Funds Distributors, Inc. By: __________ _ Name: Dina Sullivan Title: Principal Shareholder Services, Inc. By: ___________ _ Name: Dina Roeske Title: Classification: Company Confidential 2 AVP Vice President

Schedule A Separate Accounts, Associated Contracts, Available Share Classes and Funds Name of Separate Account and Date Established by Board of Trustees Midland National Life Insurance Company Separate Account C Established 06/1993 Name of Funds and Share Class(es) Contracts Funded By Separate Account ICCII-AS135A ICC18-AS153A Blue Chip Account (Class 2) (will be available on or about May 1, 2025) Equity Income Account (Class 2) Diversified Growth Account (Class 2) Diversified Balanced Account (Class 2) Diversified Income Account (Class 2) 3 Classification: Company Confidential